CERTIFICATE OF AMENDMENT
OF

ARTICLES OF INCORPORATION
OF
CORMAX BUSINESS SOLUTIONS INC.

PETER LEEUWERKE, certifies that:

1. He is the President and Secretary of Cormax Business Solutions, Inc. a Utah corporation (the "Corporation")

2. Article I of the Articles of Incorporation is amended in its entirety to read as follows:

"The name of this Corporation is Sure Trace Security Corporation."

3. The issued and outstanding shares of Class A Common Stock of the Corporation (the "Class A Stock") undergo a reverse split whereby every 15 shares of common stock become equal to 1 share of common stock. The foregoing stock split shall not affect the total number authorized shares of common stock that the Corporation may issue.

4. The existing classes of the Corporation's Class B Common Stock (the "Class B Stock"), Series A Preferred Stock (the "Series A Stock") and Series B Preferred Stock (the "Series B Stock") are hereby cancelled. Prior to the execution of this Certificate of Amendment, all outstanding shares of Series A and Series B Stock were converted into shares of Class A Common Stock. The Corporation has never issued any shares of Class B Stock.

5. The foregoing amendments of the Articles of Incorporation has been duly approved by the Board of Directors of the Corporation.

6. The foregoing amendments of the Articles of Incorporation has been duly approved by the required vote of shareholders of the Corporation at a meeting duly called and convened on December 30, 2002. The total number of outstanding shares of the Corporation entitled to vote with respect to these amendments is 308,755,262. At the time of approval of these amendments, there were 108,755,262 shares of the Corporation's Class A Stock issued and outstanding and 1,000,000 shares of the Corporation Series A Stock issued and outstanding. Each share of Class A Stock carried with it the right to cast one vote (for a total of 108,755,262 votes by such group) and each share of Series A Stock carried with it the right to cast 200 votes (for a total of 200,000,000 votes by such group). At a duly called and convened meeting of the shareholders of the Corporation, the following votes were cast:

Group Class A Stock Series A Stock	Votes Cast For 17,050 200,000,000	Votes Cast Against -0- -0-

The number of votes cast for these amendments was sufficient for approval thereof.

I further declare under penalty of perjury under the laws of the State of Utah that the matters set forth in this certificate are true and correct of my own knowledge.

DATED: January 31, 2003

/s/ PETER LEEUWERKE
 Peter Leeuwerke, President and Secretary

State of Utah
Department of Commerce
Division of Corporations and Commercial Code

I hereby certify that the foregoing has been filed
and approved on this 03 day of Feb, 2003
in the office of this Division and hereby issue
this Certificate thereof.

Examiner T.S. Date 02-04-03

Seal	/s/ Kathy Berg Kathy Berg DIVISION DIRECTOR

Date: 02/03/2003
Receipt Number: 763537
Amount Paid: $106.00